SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           Health Fitness Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   42217V 10 2
              ----------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 4 Pages

                                  SCHEDULE 13G
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CUSIP No.   42217V 10 2                     Page    2      of    4      Pages
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------------- ------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
              Loren S. Brink
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

------------- ------------------------------------------------------------------
3             SEC USE ONLY

------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
------------- ------------------------------------------------------------------
       NUMBER OF      5         SOLE VOTING POWER
         SHARES                 844,033 (includes 83,333 shares which may be
      BENEFICIALLY              purchased upon exercise of options which
        OWNED BY                are exercisable currently or within 60 days)
          EACH
       REPORTING
         PERSON
          WITH
                     --------- -------------------------------------------------
                      6         SHARED VOTING POWER

                                0
                     --------- -------------------------------------------------
                      7         SOLE DISPOSITIVE POWER
                                844,033 (includes 83,333 shares which may be
                                purchased upon exercise of options which are
                                exercisable currently or within 60 days)
                     --------- -------------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0
------------- ------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 844,033 (includes 83,333 shares which may be purchased upon exercise of options which are exercisable currently or within 60 days)
------------- ------------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*    [  ]

------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              10.3%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN
------------- ------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                  Health Fitness Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3500 W. 80th Street
                  Minneapolis, MN 55401

Item 2(a)         Name of Person Filing:

                  See Cover Page Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  3500 W. 80th Street
                  Minneapolis, MN 55401

Item 2(c)         Citizenship:

                  See Cover Page Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock, $.01 par value

Item 2(e)         CUSIP No.:

                  See Cover Page

Item 3            Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not applicable

Item 4(a)         Amount Beneficially Owned:

                  See Cover Page Item 9

Item 4(b)         Percent of Class:

                  See Cover Page Item 11

Item 4(c)         Number of Shares as to Which Such Person Has:

                  (i) sole power to vote or to direct the vote: See Cover Page Item 5
                  (ii) shared power to vote or to direct the vote: See Cover Page Item 6
                  (iii) sole power to dispose or to direct the disposition of: See Cover Page Item 7
                  (iv) shared power to dispose or to direct the disposition of: See Cover Page Item 8

Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1997.


Dated:  February 13, 1998

                                             /s/ Loren S. Brink
                                              Loren S. Brink